EXHIBIT 10.5

RETIRED DIRECTOR COMPENSATION PROGRAM AND
MANDATORY RETIREMENT AGREEMENT

Retired Director Compensation Program

Directors who have served on the Espey Board of Directors for several years bring unique knowledge and experience to Espey (“the Company’). For its future success and growth, and to provide continuity, Espey must attract the best candidates for its board of directors and must maintain access to its existing directors. In order to take advantage of the expertise and knowledge of retiring directors and in order to attract outstanding new directors for the Company, the board has instituted the Retired Director Compensation Program (“Program”).

Under the Program, after at least seven years of continuous service on the Espey Board of Directors, including service prior to the date of this Program, a director who ceases to serve as a director for any reason, except termination for cause or voluntary retirement prior to attaining age 76, may serve at his or her discretion, as a director emeritus. The term of a director emeritus, which shall not exceed four years, shall be calculated on the basis of one quarter of a year for each year of service as a board member and shall commence immediately upon the date s/he ceases to serve as a director. The director emeritus is required to attend 75% of the board meetings in a calendar year, in person or by phone. As compensation for his or her ongoing participation in board activities, the director continues to receive the base director fees paid at the point of his or her retirement from the board. The director is also eligible to participate in the Company’s insurance programs at the same cost that Espey offers its employees. The Program commences upon retirement from the board, and terminates at the earlier of the end of the term or the death of the director emeritus. The director emeritus shall not be entitled to vote.

An employee-director cannot receive payment under the Program. A non-employee director cannot receive compensation under the Program if s/he receives compensation at the same time under another Company compensation or severance contract or program.

Mandatory Retirement

Except as provided in the Retired Director Compensation Program, Directors are required to retire from the Espey Board of Directors at age 76 provided, however, that any director, who attains or has attained the age of 76 during his term as director, may delay retirement until completion of his or her term.

Approved & Amended 11/20/09

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